PROSPECTUS and	PRICING SUPPLEMENT NO. 9
PROSPECTUS SUPPLEMENT, each	Dated February 28, 2011
Dated May 7, 2008	Registration Statement No. 333-150486
Filed Pursuant to Rule 424(b)(2)

U.S. $7,150,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 1.600% Senior Notes Due March 3, 2014

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERA9

Date of Issue:	March 3, 2011

Maturity Date:	March 3, 2014

Principal Amount:	$500,000,000

Issue Price:	99.901%

Interest Payment Dates:	Semi-annually on each March 3 and September 3, commencing on September 3, 2011

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.600% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$150,000,000
J.P. Morgan Securities LLC	150,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000
Fifth Third Securities, Inc.	25,000,000
Morgan Stanley & Co. Incorporated	25,000,000
Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.751% plus accrued interest from March 3, 2011 if settlement occurs after that date.

PROSPECTUS and	PRICING SUPPLEMENT NO. 10
PROSPECTUS SUPPLEMENT, each	Dated February 28, 2011
Dated May 7, 2008	Registration Statement No. 333-150486
Filed Pursuant to Rule 424(b)(2)

U.S. $6,650,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

Due from 9 Months to 30 Years from Date of Issue

$250,000,000 Floating-Rate Senior Notes Due March 3, 2014

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERB7

Date of Issue:	March 3, 2011

Maturity Date:	March 3, 2014

Principal Amount:	$250,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month

Spread:	LIBOR + 22 bps

Initial Interest Rate Determination Date:	March 1, 2011

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 3rd (or next Business Day) of March, June, September, and December beginning June 3, 2011

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 3rd (or next Business Day) of March, June, September, and December commencing on June 3, 2011

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$75,000,000
J.P. Morgan Securities LLC	75,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	75,000,000
Fifth Third Securities, Inc.	12,500,000
Morgan Stanley & Co. Incorporated	12,500,000
Total	$250,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.850% plus accrued interest from March 3, 2011 if settlement occurs after that date